Exhibit 4.2

EXHIBIT A

NEITHER THE OFFER NOR SALE OF THE SECURITIES REPRESENTED BY THIS NOTE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “1933 ACT”).  THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE 1933 ACT.

YOUNGEVITY INTERNATIONAL, INC.
8% Series A CONVERTIBLE PROMISSORY NOTE
DUE: July 30, 2019

No.__	July 31, 2014 (the "Issuance Date")

$__________	New York, New York

FOR VALUE RECEIVED, the undersigned, YOUNGEVITY INTERNATIONAL, INC. (herein called the “Company”), a Delaware corporation, promises to pay to the order of PURCHASERS listed on Exhibit A in the Securities Purchase Agreement (as hereinafter defined) , or his or its registered assigns (the “Holder” or “Holders”), the principal sum of __________________ ___________________________________________Dollars (US$_________), as such amount is reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise (the “Principal”),  on  July 30, 2019 (the “Maturity Date”), together with interest (computed on the basis of a 365-day year) on the outstanding principal amount at the rate of eight percent (8.00%) per annum (the “Interest Rate”) from the date hereof, payable on July 30, 2019, and, thereafter, quarterly in arrears, until the principal hereof shall have become due and payable.

1.           Agreements.

a. Securities Purchase Agreement.  This Note has been issued pursuant to the terms and conditions set forth in the Securities Purchase Agreement dated as of July 31, 2014 by and among the Company and the Holder, (as from time to time amended, the “Securities Purchase Agreement”).  All of the terms and conditions of such Securities Purchase Agreement are incorporated herein by this reference, and all capitalized terms not separately defined in this Note, shall have the same meanings as defined in the Securities Purchase Agreement.

b. Security Agreement. Pursuant to that certain Security Agreement dated as of July 31, 2014 by and among the Company and the Holders (the “Security Agreement”), the amounts owed under this Note are secured by a security interest in all of the assets of CLR Roasters, the Wallach Shares and the other items noted in the Security Agreement.

c. Guaranty Agreement.  The payment of this Note is guaranteed by a guarantor, pursuant to the terms of that certain Guaranty Agreement dated as of July 31, 2014, by Stephan Wallach ("Guarantor") in favor of the Holders.

2.           Notes. Payments of principal of, and interest on, this Note are to be made in lawful money of the United States of America at such place as provided in the Securities Purchase Agreement.  This Note is a series of up to $5,000,000 aggregate amount of eight percent (8%) Series A Convertible Promissory Notes (herein called the “Notes”) issued pursuant to the Securities Purchase Agreement, and is subject to other terms as set forth in the Securities Purchase Agreement.

a. Prepayment.  Following the twelve (12) month anniversary of the Closing Date, Company shall have the right to prepay this Note in full or any portion thereof at the rate of 110% of the then outstanding principal balance, including all accrued interest, prior to the Maturity Date, provided that the Company give written notice to the Purchasers at least 10 business days before the prepayment and; provided further that Purchasers may during such period elect to convert the Notes in accordance with their terms set forth herein, although such conversion shall not be effective until 61 days following the date of Purchasers’ notice of election.

3.           Interest. Interest on this Note shall commence accruing on the Issuance Date, shall accrue daily at the Interest Rate on the outstanding Principal amount from time to time, shall be computed on the basis of a 365-day year comprised of twelve (12) months and shall be payable in arrears upon the earlier of (i)  the last day of each June, September, December and March, commencing on the Issuance Date, until the principal hereof shall have become due and payable and, (ii) the date of conversion into Common Stock in accordance with Section 6 herein below. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to fifteen percent (15%) (the "Default Rate"). In the event that such Event of Default is subsequently cured, the increase referred to in the preceding sentence shall cease to be effective as of the date of such cure, provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

4.           Intentionally Left Blank.

5.          Conversion into Common Stock

    a. General.

(i) Conversion into Common Stock.  Subject to the provisions of Section 5(a)(iii), on any one or more occasions on or after the date hereof, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and non-assessable shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed, exchanged or reclassified in accordance with Section 5(c), at the Conversion Rate (as defined below) then in effect.  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.  Any such conversion set forth in a conversion notice dated prior thereto, shall be deemed to be effective as of the date of such conversion notice (the “Conversion Date”).

(ii) Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 5(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).  The Conversion Amount shall be subject from time to time to adjustment as described below.

1. “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, amortized, redeemed or otherwise with respect to which this determination is being made, and (B) any accrued and unpaid Interest and Late Charges with respect to such Principal.

2. “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $0.35 per share, subject to adjustment as provided herein.

(iii) Conversion Limit. Notwithstanding anything to the contrary set forth in this Note, at no time may a Holder of this Note (other than the Holder for purposes of this Section 5a(iii) convert this Note into Common Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by such Holder at such time to exceed, when aggregated with all other shares of Common Stock owned by such Holder and its affiliates at such time, the number of shares of Common Stock which would result in such Holder, its affiliates, any investment manager having discretionary investment authority over the accounts or assets of such Holder, or any other persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) and Section 16 of the 1934 Act, beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock.

             (iv) Effect of Conversion.  Upon conversion of this Note in full in the manner provided by this Section 5 (c) below, this Note shall be deemed fully satisfied and cancelled.

b. Authorized Shares.  The Company covenants that during the period the conversion right exists, the Company will reserve from its authorized and unissued Common Stock, free from preemptive rights, to provide for the issuance of 110% of the number of shares of Common Stock upon the full conversion of the Holder’s Note and the other Notes issued pursuant to the Securities Purchase Agreement (the “Reserved Amount”).  If the Company shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Notes shall be convertible at the then current Conversion Price, the Company shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Notes.  The Company (i) acknowledges that it has irrevocably authorized by its Board of Directors to issue certificates for the Common Stock issuable upon conversion of the Holder’s Note, and (ii) agrees that its issuance of the Holder’s Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of the Holder’s Note.

c. Method of Conversion.

(i) Mechanics of Conversion.  Subject to Section 5(a), the Holder’s Note may be converted by the Holder in whole or in part, by (i) submitting to the Company a conversion notice (by facsimile or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and (ii) subject to Section 5(d)(ii), surrendering the Holder’s Note at the principal office of the Company.

(ii) Surrender of Note Upon Conversion.  Notwithstanding anything to the contrary set forth herein, upon conversion of the Holder’s Note in accordance with the terms hereof, the Holder shall not be required to physically surrender the Holder’s Note to the Company unless the entire unpaid principal amount of the Holder’s Note is so converted.  The Holder and the Company shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the Holder’s Note upon each such conversion.  In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error.  Notwithstanding the foregoing, if any portion of the Holder’s Note is converted as aforesaid, the Holder may not transfer the Holder’s Note unless the Holder first physically surrenders the Holder’s Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of the Holder’s Note.  The Holder and any assignee, by acceptance of the Holder’s Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of the Holder’s Note, the unpaid and unconverted principal amount of the Holder’s Note represented by the Holder’s Note may be less than the amount stated on the face hereof.

(iii) Delivery of Common Stock Upon Conversion.  Upon receipt by the Company from the Holder of a facsimile transmission (or other reasonable means of communication) of a conversion notice meeting the requirements for conversion as provided in this Section 5(d), the Company shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the Common Stock issuable upon such conversion within three (3) Business Days (such third Business Day being hereinafter referred to as the “Deadline”) in accordance with the terms hereof and the Securities Purchase Agreement.

(iv) Obligation of Company to Deliver Common Stock.  Upon delivery by the Holder to the Company of a Conversion notice, the Holder shall be deemed to be the Holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on that portion of the Holder’s Note being converted shall be reduced to reflect such conversion, and, unless the Company defaults on its obligations under this Section 5, all rights with respect to the portion of the Holder’s Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion.  If the Holder shall have given a conversion notice as provided herein, the Company’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any Person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to the Holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Company, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with such conversion.  The Conversion Date specified in the conversion notice shall be the Conversion Date so long as the conversion notice is received by the Company before 6:00 p.m., New York, New York time, on such date.

(v) Company’s Failure to Timely Convert.  If the Company shall fail, for any reason or for no reason, to issue to the Holder by the Deadline, a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to the Holder, (1) the Company shall pay in cash to the Holder on each Trading Day after such third (3rd) Trading Day that the issuance of such shares of Common Stock is not timely effected an amount equal to 1% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis and to which the Holder is entitled multiplied by (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such shares of Common Stock to the Holder without violating Section 5(c)(i) and (2) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any portion of this Note that has not been converted pursuant to such Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 5(c)(v) or otherwise.  For purposes of this Note, "Closing Sale Price” means, for any security as of any date, the last closing bid price and last trade price, respectively, for such security on the OTCQX US Exchange, as reported by Bloomberg, or, if the OTCQX US Exchange begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the OTCQX US Exchange is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group, Inc. (formerly Pink Sheets LLC).  If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 19. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(vi)           Pro Rata Conversion; Disputes.  In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 5(a)(iii), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 19.

d. Adjustments on Conversion Amount. The number of shares of Common Stock to be issued upon each conversion of the Holder’s Note shall be subject to adjustments as follows:

(i) Subdivision or Combination of Common Stock.  If the Company at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time combines (by any reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(ii) Reclassification, Exchange, and Substitution.  If at any time or from time to time after the date upon which this Note was issued by the Company (the “ Original Issue Date”), the shares of Common Stock issuable upon the conversion of this Note shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, each holder of the Notes shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets, distribution of assets or other change by a holder of the number of shares of Common Stock into which such shares of this Note could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets, distribution of assets or other change, or with respect to such other securities or property by the terms thereof.

(iii) Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in this Section 5(d), the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the Holder of this Note a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Failure to give such notice or any defect therein shall not effect the legality or validity of the subject adjustment.

e. Concerning the Shares.

(i)           Legend.  The shares of Common Stock issuable upon conversion of the Note may not be sold or transferred unless (A) such shares are sold pursuant to an effective registration statement under the Securities Act, or (B) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions and from an attorney that regularly practices securities law) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (C) such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”) or (D) such shares are sold or transferred outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, or (E) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Company who agrees to sell or otherwise transfer the shares only in accordance with this Section 5(e).  Except as otherwise provided in this Agreement (and subject to the removal provisions set forth below), until such time as the shares of Common Stock issuable upon conversion of the Note have been registered under the Securities Act as contemplated by the Registration Rights Agreement, otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of the Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”).  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) WITHIN THE UNITED STATES AFTER REGISTRATION OR IN ACCORDANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) WITHIN THE UNITED STATES IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS AND THE HOLDER HAS PRIOR TO SUCH SALE FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION.

(ii)           Removal of Legend.  The legend set forth above shall be removed and the Company shall issue to the Holder a new certificate therefor free of any transfer legend if (A) the Company or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Act and the shares are so sold or transferred, or (B) in the case of the Common Stock issuable upon conversion of the Holder’s Note, such security is registered for sale by the Holder under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold.  The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the effective date of any registration statement under the Securities Act registering the resale of the Common Stock issuable upon conversion of the Note if required by the Company’s transfer agent to effect the removal of the legend hereunder.  Nothing in the Note shall (x) limit the Company’s obligation under the Registration Rights Agreement or (y) affect in any way the Holder’s obligations to comply with applicable prospectus delivery requirements upon the resale of the securities referred to herein.

6. Status as Shareholder.  Upon submission of a conversion notice by the Holder of this Note, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Reserved Amount) shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a Holder of such converted portion of the Holder’s Note shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of the Holder’s Note.  Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the third (3rd) Business Day after the Deadline, Holder may elect at such Holder’s option to regain the rights of a Holder of the Holder’s Note with respect to such attempted converted portions of the Holder’s Note and the Company shall, as soon as practicable, return such attempted converted Note to the Holder or, if the Note has not been surrendered, adjust its records to reflect that such portion of the Holder’s Note has not been converted.  In all cases, the Holder shall retain all of its rights and remedies for the Company’s failure to convert the Holder’s Note.

7. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

a.           This Note shall be governed by, and construed in accordance with, the internal laws  of the State of New York without regard to the choice of law principles thereof.  Each of the parties of  the Note hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note.  Each of the parties of this Note irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

b.           Each party shall bear its own expenses in any litigation conducted under this section.

           c.           The Company consents to accept service of process by the certified mail, return receipt  requested in the event of litigation. The Company further consents to accept service of process via recognized international courier in the case that the Company is not able to accept service by the certified mail provided a receipt of delivery is available.

8.           Facsimile Signatures. This Note may be executed by facsimile signature which shall, for all purposes be deemed to be as legally valid and binding upon the Company as an original signature.

9.           Event of Default.  An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

a.
Following the Holder’s written demand for payment, the Company shall fail to pay in full the entire outstanding principal amount of this Note and all interest accrued hereon within thirty (30) Days after such written demand for payment is given to Holder; or

b.
Subject to Section 5(a)(iii), the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes;

c.
At any time following the tenth (10th) consecutive Business Day that the Reserved Amount is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 5(a)(iii) or otherwise).

d.
The Company defaults in the performance of or compliance with its obligations under any of this Note, the Securities Purchase Agreement or any of the Transaction Documents and such default has not been cured for thirty (30) days after written notice of default is given to the Company; or

e.
Any representation or warranty made by or on behalf of the Company or the Holder in this Note, the Securities Purchase Agreement or any of the Transaction Documents proves to have been false or incorrect in any material respect on the date as of which made, and such condition has not been cured for sixty (60) Business Days after written notice of default is given to the other party; or

f.
The Company (i) admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

g.
A court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against such party and such petition shall not be dismissed within six (6) months; or

h.
A final judgment or judgments for the payment of money in excess of (U.S.) $600,000 are rendered against the Company, which judgments are not, within six (6) months after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within six (6) months after the expiration of such stay.

10.     Remedies Following An Event Of Default.  Upon occurrence of an Event of Default defined in subsection (a) to (h) of Section 9, this Note and all accrued Interest to the date of such default shall, at the option of the Holder, immediately become due and payable without presentment, protest or notice of any kind, all of which are waived by the Company.

11.           Vote To Issue, Or Change The Terms Of, Notes. The written consent of the Holders shall be required for any change or amendment to any of the Notes, unless the change shall only effect the Holder and the Company shall have offered such change to all holders of Notes, in which case only the consent of the Holder is required.

12.           Transfer. This Note and any shares of Common Stock issued upon conversion of this Note may not be offered, sold, assigned or transferred by the Holder without the consent of the Company.

13.           Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

14.           Rank. All payments due by the Company under this Note shall rank (i) junior to Wells Fargo Bank and Crestmark Bank and (ii) pari passu with and be of equal priority to: all Other Notes issued pursuant to the Securities Purchase Agreement and all  of the Company’s other debt whether currently outstanding or hereafter created.

15.           Reissuance Of This Note

(a)           Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 15(c) representing the outstanding Principal.

(b)           Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 15(c) and in principal amounts of at least $10,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(c)           Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 15(b), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges, if any, on the Principal of this Note, from the Issuance Date.

16. Payment Of Collection, Enforcement And Other Costs.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

17. Construction; Headings.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

18. Failure Or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

19. Dispute Resolution.  In the case of a dispute as to the arithmetic calculation of the Conversion Price or Conversion Amount, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile the disputed arithmetic calculation of the Conversion Price or Conversion Amount to the Company’s independent, outside accountant.  The Company shall cause the accountant to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation shall be binding upon all parties absent demonstrable error.  The party whose calculation is furthest from the accountant’s determination or calculation, shall be obligated to pay the fees and expenses of such accountant.

20. Notices; Payments.

(a)           Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 7.4 of the Securities Purchase Agreement.

(b)           Payments.  Except as otherwise provided in this Note, whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

21. Cancellation.  After all Principal and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

22. Waiver Of Notice.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securitas Purchase Agreement.

23. Currency. All principal, interest and other amounts owing under this Note or any Transaction Document that, in accordance with their terms, are paid in cash shall be paid in US dollars. All amounts denominated in other currencies shall be converted in the US dollar equivalent amount in accordance with the Exchange Rate on the date of calculation.  “Exchange Rate” means, in relation to any amount of currency to be converted into US dollars pursuant to this Note, the US dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

24. Severability. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Note the date and year first above written.

                                YOUNGEVITY INTERNATIONAL, INC.

By: _______________________________
Name: Stephan Wallach
Title: Chief Executive Officer